Exhibit (d)(1)

Herbalife Limited 800 West Olympic Boulevard, Suite 406 Los Angeles, CA 90015

Icahn Capital LP

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Andrew Langham

August 21, 2017

Re: Herbalife Tender Offer and Standstill

Ladies and Gentlemen:

This letter agreement (this “Agreement”) memorializes the agreement between Herbalife Ltd., a Cayman Islands exempt company incorporated with limited liability (the “Company”), on the one hand, and Mr. Carl C. Icahn and each of the other signatories hereto, (collectively, the “Icahn Affiliates”), on the other hand, relating to that certain modified Dutch auction tender offer (the “Offer”) to be commenced by the Company on or about August 21, 2017.

In consideration of and in reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by signing this Agreement, the parties hereby agree and acknowledge as follows:

Standstill

Reference is made to the Contingent Value Rights Agreement by and between the Company and Computershare Trust Company, N.A., as contingent value rights agent, the form of which is attached hereto as Exhibit A (the “CVR Agreement”) to be executed at the consummation of the Offer. The Icahn Affiliates agree that prior to the Contingent Value End Date, as defined in the CVR Agreement, the Icahn Affiliates will not purchase or otherwise acquire Herbalife shares that would cause an increase such that their aggregate beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D promulgated thereunder) exceeds 50% of the outstanding Herbalife shares, unless the Icahn Affiliates simultaneously purchase or otherwise agree to acquire 100% of the outstanding Herbalife shares. Notwithstanding the foregoing, for the avoidance of doubt, the obligation of the Icahn Affiliates contained in the foregoing sentence will not be triggered by a reduction in the number of outstanding Herbalife shares. Each Icahn Affiliate shall cause its controlled Affiliates (other than the Company) and Representatives to comply with the terms of this Agreement.

For the avoidance of any doubt, the reference to Icahn Affiliates above does not include the Company. For purposes of this Agreement, the “50% of the outstanding Herbalife shares” shall be calculated using the number of the Company’s outstanding common shares as reported by the Company on the cover of its most recent Form 10-K or Form 10-Q, as filed with the U.S. Securities and Exchange Commission (“SEC”). Lastly, nothing set forth herein shall in any way supersede or otherwise amend or modify the Second Amended and Restated Support Agreement (the “Second A&R Support Agreement”) dated July 15, 2016 between the Company and the Icahn Affiliates which shall remain in full force and effect.

Representations and Warranties of the Company

The Company represents and warrants to the Icahn Affiliates that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Representations and Warranties of the Icahn Affiliates

Each Icahn Affiliate represents and warrants to the Company that (i) the authorized signatories of such Icahn Affiliates set forth on the signature page hereto have the power and authority to execute this Agreement and to bind applicable Icahn Affiliate to this Agreement, (ii) this Agreement has been duly authorized, executed and delivered by each Icahn Affiliate, and is a valid and binding obligation of each Icahn Affiliate, enforceable against such Icahn Affiliate in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by such Icahn Affiliate does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Icahn Affiliate is a party or by which it is bound.

Definitions

The capitalized terms used, but not otherwise defined, in this Agreement have the following meanings:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “Affiliate” when used with respect to the Company shall include the Company and its Subsidiaries and other Affiliates.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Going Private Transaction” means any consummated merger, tender offer, exchange offer, reorganization, recapitalization or similar transaction or series of transactions (including but not limited to any such transaction(s) with any Icahn Affiliate(s)) resulting in the delisting of the Company’s equity securities from all national securities exchanges, or as a result of which such delisting is required pursuant to applicable law, SEC regulations and/or the regulations of any such national securities exchanges.

“Herbalife shares” means the common shares, par value $0.001 per share, of the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Representatives” of a Person means such Person’s respective directors, officers, partners, members, employees, and agents (acting in such capacity).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

General Terms

This Agreement (including the exhibits hereto) and the Second A&R Support Agreement represent the entire understanding and agreement of the parties with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing executed by the Icahn Affiliates and the Company expressly so amending, modifying or waiving this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

Please confirm your agreement with the foregoing by signing and return to us a copy of this Agreement.

HERBALIFE LTD.

By:	/s/ John G. DeSimone
Name: John G. DeSimone
Title: Chief Financial Officer

Agreed and accepted as of the date first written above:

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN PARTNERS LP

ICAHN ONSHORE LP

BECKTON CORP.

HOPPER INVESTMENTS LLC BARBERRY CORP. HIGH RIVER LIMITED PARTNERSHIP	SIGNATURE PAGE TO LETTER AGREEMENT RELATING TO TENDER OFFER BY HERBALIFE LTD. AUGUST 2017
By: Hopper Investments LLC, general partner
By: Barberry Corp.
By: /s/ Carl C. Icahn
Name: Carl C. Icahn
Title: President

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner

IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner

ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprise G.P. Inc., its general partner

By: /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
CARL C. ICAHN

Exhibit A

CVR Agreement

[Please see attachment.]